Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

January 20, 2006

Computer Programs and Systems, Inc.

6600 Wall Street

Mobile, Alabama 36695

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Computer Programs and Systems, Inc., a Delaware corporation (“CPSI”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 300,000 shares of common stock, par value $.001 per share, of CPSI (the “Shares”) for issuance pursuant to the Computer Programs and Systems, Inc. 2005 Restricted Stock Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed CPSI’s Certificate of Incorporation and Bylaws, the corporate proceedings taken by CPSI in connection with the Registration Statement and the issuance of the Shares, the Plan and other documents and instruments as we have deemed necessary. Based on the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Maynard, Cooper & Gale, P.C.

By:	/s/ J. Michael Savage
J. Michael Savage